Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports Second Quarter 2011 Results
Record Quarterly Revenue Drives GAAP Earnings of $0.59 Per Diluted Share and
Adjusted Earnings of $0.53 Per Diluted Share
New Orleans, LA — July 27, 2011 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $48.1 million, or $0.59 per diluted share on record quarterly revenue of $510.8 million for the second quarter of 2011, and adjusted net income of $42.7 million, or $0.53 per diluted share, after excluding a pre-tax gain of $5.9 million from the sale of liftboats and $2.5 million in non-cash, unrealized pre-tax gains from hedging contracts at the Company’s equity-method investments.
These results are compared with second quarter of 2010 net income of $24.1 million, or $0.30 per diluted share on quarterly revenue of $424.9 million, and adjusted net income of $34.6 million, or $0.43 per diluted share, after excluding pre-tax management transition expenses of $16.4 million.
For the six months ended June 30, 2011, the Company’s net income was $63.6 million, or $0.79 per diluted share on revenue of $924.8 million, and adjusted net income was $57.9 million, or $0.71 per diluted share, after excluding a pre-tax gain of $8.6 million for the sale of liftboats and $0.4 million in non-cash, unrealized pre-tax gains from hedging contracts at the Company’s equity-method investments.
For the six months ended June 30, 2010, the Company’s net income was $45.6 million, or $0.57 per diluted share on revenue of $789.4 million, and adjusted net income was $56.1 million, or $0.71 per diluted share, after excluding pre-tax management transition expenses of $16.4 million.
David Dunlap, CEO of the Company, commented, “We delivered stronger-than-anticipated earnings and achieved record quarterly revenue due to several factors. The most notable were our continued growth in the highly active U.S. land market for intervention services and rental tools, and increased demand for our subsea inspection, repair and maintenance services in Southeast Asia. In addition, we benefitted from drilling activity in the deepwater Gulf of Mexico — the first notable activity in this market since the second quarter of last year.
“Our operating income as a percentage of revenue (operating margin) nearly doubled as compared with the first quarter of 2011 primarily due to profitability increases in the Subsea and Well Enhancement Segment driven by the growth in demand for well completion tools and services in the Gulf of Mexico and subsea inspection, repair and maintenance services in international markets. In addition, we experienced seasonal increases in demand for shallow water intervention and end-of-life services.
“Our U.S. land revenue increased 11% sequentially as compared with a 6% increase in the average number of drilling rigs working in the U.S. We experienced high utilization levels for our intervention services and high volumes for our drilling products and services. Internationally, our revenue increased 33% and we continued to lay the foundation for future growth by successfully expanding our product and service offering into new geographic markets.”
2011 Earnings Guidance Update
The Company expects 2011 adjusted earnings per share — which is exclusive of gains and losses — to be in the range of $1.96 and $2.16. Prior earnings guidance was in the range of $1.62 and $2.02 per diluted share.
Mr. Dunlap commented, “The second quarter was important because we believe it is the launching point for our earnings growth during the remainder of 2011 and into 2012. We expect to be able to grow our earnings base as we put more assets into multiple markets, continue the execution of our international expansion strategy and provide products and services to the gradually improving deepwater Gulf of Mexico drilling market.”
Geographic Breakdown
For the second quarter of 2011, Gulf of Mexico revenue was approximately $175 million, U.S. land revenue was approximately $198 million, and international revenue was approximately $138 million.
Subsea and Well Enhancement Segment
Second quarter revenue for the Subsea and Well Enhancement Segment was $336.0 million, as compared with $284.4 million in the second quarter of 2010 and $262.0 million in the first quarter of 2011, which represents an 18% year-over-year increase and a 28% sequential increase.
Gulf of Mexico revenue in this segment increased 32% sequentially to $111 million due to a strong surge in demand for completion tools and stimulation services, primarily related to the resumption of deepwater drilling and seasonal activity increases in the shallow water of the Gulf of Mexico. In addition, the segment benefitted from a seasonal uptick in demand for intervention services such as coiled tubing, wireline and snubbing services and end-of-life services such as plug and abandonment. U.S. land revenue in this segment increased 13% sequentially to $131 million due to increased demand for coiled tubing, pressure control products and remedial pumping services. International revenue increased 52% to $94 million due to increased activity for subsea inspection, repair and maintenance services, snubbing services and the successful completion of a two-well subsea plug and abandonment project in Indonesia.

Drilling Products and Services Segment
Second quarter revenue for the Drilling Products and Services Segment was $149.2 million, as compared with $121.3 million in the second quarter of 2010 — a 23% year-over-year improvement — and $128.3 million in the first quarter of 2011, or 16% higher sequentially.
The primary factor driving the higher sequential revenue was a 53% increase in Gulf of Mexico revenue to $39 million as a result of increased demand for premium drill pipe and stabilization equipment. This was due in part to the resumption of drilling rig activity in the deepwater market. U.S. land revenue increased 7% sequentially to $68 million as a result of increased rentals of accommodations, stabilization equipment, and accessories. International revenue increased 7% sequentially to $42 million due to increased rentals of premium drill pipe in Colombia and stabilization equipment in Brazil.
Marine Segment
Marine Segment revenue in the second quarter was $25.6 million, a 34% increase over the second quarter of 2010 and an 8% increase from first quarter of 2011. Average fleet utilization in the second quarter of 2011 was 70% as compared with 62% in the second quarter of 2010 and 57% in the first quarter of 2011. The Company sold four liftboats during the second quarter, including two from its 145-155 ft. class fleet, and one each from its 160-175 ft. class fleet and 200 ft. class feet. The Company now has 18 liftboats in its rental fleet.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended June 30, 2011
($ actual)

		Average
Class	Liftboats[1]	Dayrate	Utilization
155’-175’	8	8,345	72.3%
200’	5	11,395	66.4%
230’-245’	3	18,529	68.5%
250’-265’	4	38,486	70.3%

[1] Reflects average number of liftboats working during the period
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, July 28, 2011. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9835. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, August 4, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4451411. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2011 and 2010
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$510,806	$424,856	$924,787	$789,367

Cost of services (exclusive of items shown separately below)	271,370	229,916	505,215	428,968
Depreciation, depletion, amortization and accretion	63,314	54,299	122,677	105,347
General and administrative expenses	95,881	92,529	182,760	163,253
Gain on sale of businesses	5,884	—	8,558	—

Income from operations	86,125	48,112	122,693	91,799

Other income (expense):
Interest expense, net	(16,453)	(12,680)	(28,825)	(26,718)
Earnings from equity-method investments, net	5,499	2,170	5,526	6,155

Income before income taxes	75,171	37,602	99,394	71,236

Income taxes	27,062	13,537	35,782	25,645

Net income	$48,109	$24,065	$63,612	$45,591

Basic earnings per share	$0.60	$0.31	$0.80	$0.58

Diluted earnings per share	$0.59	$0.30	$0.79	$0.57

Weighted average common shares used in computing earnings per share:
Basic	79,744	78,716	79,385	78,625

Diluted	81,254	79,601	81,024	79,499

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 AND DECEMBER 31, 2010
(in thousands)

	6/30/2011	12/31/2010
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$244,114	$50,727
Short-term investments	164,161	—
Accounts receivable, net	437,954	452,450
Prepaid expenses	38,862	25,828
Inventory and other current assets	220,410	235,047

Total current assets	1,105,501	764,052

Property, plant and equipment, net	1,394,918	1,313,150
Goodwill	589,761	588,000
Notes receivable	71,261	69,026
Equity-method investments	63,308	59,322
Intangible and other long-term assets, net	136,888	113,983

Total assets	$3,361,637	$2,907,533

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$109,167	$110,276
Accrued expenses	170,383	162,044
Income taxes payable	8,955	2,475
Deferred income taxes	24,027	29,353
Current portion of decommissioning liabilities	17,172	16,929
Current maturities of long-term debt	391,262	184,810

Total current liabilities	720,966	505,887

Deferred income taxes	228,191	223,936
Decommissioning liabilities	103,880	100,787
Long-term debt, net	810,184	681,635
Other long-term liabilities	121,800	114,737

Total stockholders’ equity	1,376,616	1,280,551

Total liabilities and stockholders’ equity	$3,361,637	$2,907,533

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended June 30, 2011, March 31, 2011 and June 30, 2010
(Unaudited)
(in thousands)

	Three months ended
	June 30, 2011	March 31, 2011	June 30, 2010
Revenue
Subsea and Well Enhancement	$336,037	$262,045	$284,352
Drilling Products and Services	149,167	128,270	121,337
Marine	25,602	23,666	19,167

Total Revenues	$510,806	$413,981	$424,856

	June 30, 2011	March 31, 2011	June 30, 2010
Gross Profit (1)
Subsea and Well Enhancement	$141,730	$91,377	$116,477
Drilling Products and Services	92,540	81,573	77,578
Marine	5,166	7,186	885

Total Gross Profit	$239,436	$180,136	$194,940

	June 30, 2011 (2)	March 31, 2011 (3)	June 30, 2010 (4)
Income (Loss) from Operations
Subsea and Well Enhancement	$50,864	$10,979	$32,882
Drilling Products and Services	29,662	21,704	20,334
Marine	5,599	3,885	(5,104)

Total Income from Operations	$86,125	$36,568	$48,112

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments

(2)	Includes a gain on sale of liftboats of $5.9 million in the Marine Segment.

(3)	Includes a gain on sale of liftboats of $2.7 million recorded in the Marine Segment.

(4)	Includes management transition expenses of $16.4 million recorded in general and administrative expenses.